Exhibit 10.33
Execution Copy
SECURED PROMISSORY NOTE
THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
This Secured Promissory Note is subject to that certain Subordination Agreement dated August 1, 2008 between Comerica Bank and Investor.

SECURED PROMISSORY NOTE
US $5,000,000	Date as of , 2008
     FOR VALUE RECEIVED, RealPage, Inc., a Delaware corporation located at 4000 International Parkway, Carrollton, TX 75007 (the “Company”), promise to pay to the order of HV Capital Investors, L.L.C., a Michigan limited liability company located at 7 West Square Lake Road, Suite 122, Bloomfield Hills, Michigan 48302 (“Investor”) or its assigns, the principal sum of Five Million US Dollars ($5,000,000) or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest on the unpaid principal balance at a rate of Thirteen and three-quarters percent (13.75%) per annum, from the date of this Secured Promissory Note (the “Note”) through the date that all principal and accrued interest under this Note is paid in full; provided, however, that interest shall be increased to sixteen and one-quarter percent (16.25%) per annum from the occurrence of any Event of Default (defined below) through the date that all Events of Default has been fully cured or waived by Investor.
     This Note is issued under the Note Purchase Agreement, dated August 1, 2008, entered into between the Company and Investor (the “Note Agreement”). All capitalized terms not defined in this Note have the meaning set forth under the Note Agreement.
This Note shall be paid as follows:
     (i) Quarterly interest payments paid in arrears on the last day of each calendar quarter (March 31, June 30, September 30 and December 31), calculated on a pro rata basis for the period from the date of this Note through September 30, 2008; and
     (ii) All principal, accrued interest, and expenses due hereunder (“Obligations”) shall be paid in full on or before August 1, 2013.

     All Obligations are secured by the Security Agreement and the holder hereof is entitled to the benefits thereof.
     All agreements between the Company and Investor pertaining to the indebtedness under this Note are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to Investor exceed the highest rate of interest permissible under applicable law.
If, from any circumstances whatsoever, fulfillment of any provision of this Note or any other instrument securing this Note or all or any part of such indebtedness, at the time performance of such provision shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under such applicable law, and if, for any reason whatsoever, Investor shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal amount described herein or otherwise owed by the Company to Investor (whether or not then due and payable), and not to the payment of interest. The Company and Investor agree that the amount of any prepayment fees or penalties under this Note is not intended by the parties to constitute interest.
     The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which the holder hereof, by the acceptance of this Note, agrees:
     1. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:
          (a) Failure to Pay. The Company shall fail to pay when due any principal, interest or other payment hereunder within five (5) business days after the due date hereunder;
          (b) Breach. Any representation of the Company under the Note Agreement or any Ancillary Agreement shall be untrue as of the date made, or the Company shall breach any covenant or warranty in any of such agreements, and any breach remains uncured for fifteen (15) business days following the date that written notice of such breach is delivered by Investor to the Company;
          (c) Cross Default. The Senior Lender declares a default under the Senior Debt and all applicable notice and cure provisions have expired;
          (d) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of itself or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or
          (e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement.
          (f) Financial Covenants. If the Investor determines, upon written notice to the Company, that the Company has breached one or more of the financial covenants set forth in Section 8.1 of the Note Agreement.
     2. Rights of Investor Upon Default. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Investor may declare all outstanding Obligations payable by the Company to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Investor may exercise any other right, power or remedy granted to it or otherwise permitted to it by law or under any other agreement including, without limitation, the Security Agreement, either by suit in equity or by action at law, or both.
     3. Prepayment. The Company may prepay this Note at anytime provided that all principal and accrued interest under this Note is paid in full at the time of such prepayment, plus an amount equal to the outstanding principal of this Note multiplied by the percentage stated in the following table:

Prepayment Date	Multiplier
On or prior to July 31, 2009	4%
After July 31, 2009, but on or prior to July 31, 2010	3%
After July 31, 2010, but on or prior to July 31, 2011	2%
After July 31, 2011, but on or prior to July 31, 2012	1%
Thereafter	0%
     provided, however, if such prepayment (a) occurs on or prior to July 31, 2009, and (b) is in conjunction with of a Qualified Public Offering, the multiplier shall be 3%.

     4. Successors and Assigns. The rights and obligations of the Company and the holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.
     5. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Investor.
     6. Assignment. Notwithstanding anything to the contrary, neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company, without the prior written consent of Investor. The Company acknowledges that Investor may without restriction, upon written notice to the Company, assign its rights and obligations under this Note, the Note Agreement, the Security Agreement and any related documents and agreements, including the right to receive payment hereunder.
     7. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be hand delivered or sent via facsimile, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed or sent (i) if to Investor, at the address furnished by Investor to the Company in writing, or (ii) if to the Company, at the address first shown above, Attn: General Counsel, or at such other address as the Company shall have furnished to Investor in writing.
     8. Payment. Payment shall be made in lawful tender of the United States.
     9. Expenses; Waivers. If action is instituted to collect this Note, the Company shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.
     10. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.
     11. JURY TRIAL WAIVER. INVESTOR, THE COMPANY ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT ONE THAT MAY BE WAIVED. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, INVESTOR AND THE COMPANY WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE.

     IN WITNESS WHEREOF, the Company has caused this Note to be issued on           , 2008.
COMPANY
RealPage, Inc., a Delaware corporation

By:
Timothy J. Barker
Its: Executive Vice President, Chief Financial Officer and Treasurer